PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
November 5, 2008	(804) 217-5897

DYNEX CAPITAL, INC.  ANNOUNCES
THIRD QUARTER 2008 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its results today for the third quarter of 2008.  Third quarter 2008 highlights include:

•	Long-term business model of investing in Agency RMBS is on track as our Agency RMBS portfolio increased to $300 million at September 30, 2008 from $139 million at June 30, 2008;
•	Agency RMBS portfolio is over 90% short-duration hybrid ARMs with 36 months or less to reset;
•	Aggregate balance sheet is conservatively leveraged at just over three times equity capital and agency RMBS leverage of 7.6 times equity capital;
•	Increasing spreads in Agency RMBS are historically wide and offer attractive opportunities to add accretive investments to the portfolio;
•	Book value of $8.00 per common share at September 30, 2008 versus $8.22 at December 31, 2007, while paying $0.48 in common stock dividends during the year; and
•	Net income for the quarter of $0.17 per common share and a dividend of $0.23 per common share.

The Company reported net income to common shareholders of $2.0 million, or $0.17 per common share, for the quarter ended September 30, 2008, versus net income to common shareholders of $1.7 million, or $0.14 per common share, for the same quarter last year.  Net income to common shareholders for the nine-month period ended September 30, 2008 was $9.7 million, versus net income to common shareholders of $4.3 million for the same period last year.  Basic and fully diluted net income per common share was $0.79 and $0.77, respectively, for the nine months ended September 30, 2008, compared to basic and fully diluted net income per common share of $0.36 for the same period last year.

Book value per common share was $8.00 at September 30, 2008 versus $8.24 at June 30, 2008, and $8.22 at December 31, 2007.

The Company has scheduled a conference call for Thursday, November 6, 2008, at 11:00 a.m. ET, to discuss third quarter results.  The call may be accessed by dialing 1-866-203-3206 (Passcode code: Dynex Capital) and will also be webcast over the internet at www.dynexcapital.com through a link provided under “Investor Relations.”

Discussion of Quarterly Results

“We are pleased with our third quarter results of $0.17 per common share given the extraordinary environment during much of the quarter,” stated Thomas Akin, Chairman and Chief Executive Officer.  “We were able to increase our investment portfolio by almost $150 million during the quarter by adding short-duration hybrid agency ARMs. Our portfolio growth was conservative during the quarter, as we decided to keep our overall leverage low given the volatile market conditions.  Our focus has remained on preserving the capital of the Company, and we feel we accomplished this by maintaining our book value per common share at the end of the quarter at $8.00 while paying a dividend for the quarter of $0.23 per common share.  On the one hand the volatile markets stress the book value and earnings power of our investment portfolio, but on the other hand they increase overall yields on our existing assets and provide excellent opportunities to add assets at favorable spreads.”

Mr. Akin continued, “We are in an unprecedented period of volatility in asset pricing and credit availability as a result of balance sheet deleveraging and the strained capital positions of financial institutions.  Recently enacted initiatives by global central banks over time should dampen volatility and improve overall market conditions, including the availability and cost of financing, which we have already begun to see since quarter end.  Our capital structure is lightly leveraged, and we stand in a good position once the financial markets improve.  Like many others, we are bearish on the U.S. economy and believe the Treasury curve will remain steep and that short-term interest rates will remain low for some time.  We believe the long-term outlook for owning RMBS is quite good and expect to continue purchasing these securities at attractive risk-adjusted returns using modest levels of financing, but given current conditions, will also continue to focus on capital preservation.  Our goal in managing our capital is to be balanced in our approach.  Once we are confident that the extreme conditions have subsided, we expect to add additional assets at attractive spreads to our investment portfolio.”

At September 30, 2008, the Company’s agency RMBS portfolio had a par balance of $299.0 million and a net amortized cost of $302.7 million, or 101.2% of par.  The fair value of agency RMBS was $300.9 million at the end of the quarter.  The Agency RMBS portfolio at September 30, 2008 was substantially comprised of adjustable rate and hybrid adjustable-rate RMBS with an average coupon of 5.06% and a weighted average 22 months to reset.  Net interest spread on agency RMBS was 1.70% for the quarter.

Securitized mortgage loans consisted of $177.9 million of commercial mortgage loans held by two securitization trusts and $74.6 million of single-family mortgage loans held by one securitization trust.  At September 30, 2008, delinquent securitized mortgage loans totaled $4.5 million and the Company’s allowance for loan losses for all securitized mortgage loans was $3.5 million.

Investment in joint venture was $10.4 million at September 30, 2008.  Included in this $10.4 million are cash and equivalents of $3.8 million and subordinated CMBS of $6.4 million representing the Company’s proportionate share of the joint venture’s assets.  The subordinated CMBS has an effective yield of approximately 27% and is collateralized by loans originated by the Company in 1997 and 1998.

Shareholders’ equity declined to $139.6 million at September 30, 2008 from $141.9 million at December 31, 2007, principally as a result of an increase in accumulated other comprehensive loss due to market value adjustments of $2.1 million on available-for-sale Agency RMBS and $3.3 million on commercial mortgage-backed securities held in the joint venture and common and preferred stock dividends declared of $8.8 million.  The market value adjustments to accumulated other comprehensive loss were due to increasing yield requirements for these types of securities during the quarter.  Offsetting the declines in shareholders’ equity was net income of $12.7 million during the nine-month period.

The overall net interest spread on interest earning assets for the quarter was 1.64% versus 1.29% for the same period in 2007.  The overall yield on interest earning assets, excluding cash and cash equivalents, was 6.38% for the quarter versus 8.30% for the third quarter of 2007.  The weighted average cost of funds was 4.74% for the quarter and 7.01% for the same period in 2007.

Equity in loss of joint venture of $3.5 million for the 2008 quarter was due to other-than-temporary impairment charges recorded by the joint venture during the quarter on commercial mortgage-backed securities owned by the joint venture.  The impairment charges resulted from a decline in asset valuations in the commercial mortgage loan securitization market.

Other income for the 2008 quarter includes a $3.4 million benefit as a result of the Company being released from certain mortgage servicing obligations as previously announced.  The obligations related to payments required to be made by the Company to a former affiliate who was the servicer of manufactured housing loans originated by the Company in 1998 and 1999. The servicer resigned effective July 1, 2008, with the immediate effect that the Company was relieved of any obligation to make further payments.

The Company also announced a revision of its taxable income for 2007 as it has now finalized its 2007 income taxes.  The revision includes an increase of the amount of excess inclusion income previously reported by the Company.  Details of the 2007 taxable income amount can be found on the Company’s website at www.dynexcapital.com.

Dynex Capital, Inc. is a specialty finance company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This release  contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including the ongoing volatility in the credit markets which impacts assets prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and  values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, the impact of regulatory changes, including the Emergency Economic Stabilization Act of 2008, the full impact of which is unknown at this time, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Annual Report on Form 10-K for the period ended December 31, 2007, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
Consolidated Balance Sheets
(Thousands except share data)
(unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Agency RMBS:
Pledged to counterparties, at fair value	$283,976	$–
Unpledged, at fair value	16,916	7,456
	300,892	7,456

Securitized mortgage loans, net	252,507	278,463
Investment in joint venture	10,448	19,267
Other investments	17,340	28,549
	581,187	333,735

Cash and cash equivalents	16,411	35,352
Other assets	5,495	5,671
	$603,093	$374,758

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Repurchase agreements	$265,819	$4,612
Securitization financing	185,184	204,385
Obligation to joint venture under payment agreement	10,079	16,796
Other liabilities	2,377	7,029
	463,459	232,822

SHAREHOLDERS' EQUITY:
Preferred stock	41,749	41,749
Common stock	122	121
Additional paid-in capital	366,793	366,716
Accumulated other comprehensive (loss) income	(6,041)	1,093
Accumulated deficit	(262,989)	(267,743)
	139,634	141,936
	$603,093	$374,758

Book value per common share	$8.00	$8.22

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Interest income:
Investments	$7,719	$6,836	$20,375	$21,548
Cash and cash equivalents	158	637	659	2,163
	7,877	7,473	21,034	23,711
Interest expense	5,090	5,016	13,325	15,830
Net interest income	2,787	2,457	7,709	7,881

(Provision for) recapture of loan losses	(449)	127	(796)	1,352

Net interest income after provision for loan losses	2,338	2,584	6,913	9,233

Equity in (loss) earnings of joint venture	(3,462)	576	(5,153)	1,878
Gain on sale of investments, net	331	21	2,381	21
Fair value adjustments, net	1,461	–	5,519	–
Other income (expense)	3,862	305	6,954	(713)
General and administrative expenses	(1,485)	(800)	(3,954)	(3,089)

Net income	3,045	2,686	12,660	7,330
Preferred stock dividends	(1,003)	(1,003)	(3,008)	(3,008)

Net income to common shareholders	$2,042	$1,683	$9,652	$4,322

Net income per common share
Basic	$0.17	$0.14	$0.79	$0.36
Diluted	$0.17	$0.14	$0.77	$0.36

Weighted average number of common shares outstanding:
Basic	12,169,762	12,136,262	12,165,483	12,135,236
Diluted	12,172,523	12,138,631	16,392,779	12,137,315